[DESCRIPTION]  FORM 8-K


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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): May 15, 1998


                          MICROS-TO-MAINFRAMES, INC.
          (Exact name of registrant as specified in its charter)


           New York                  022122                     13-3354896
(State or Other Jurisdiction (Commission File Number)(IRS Employer Ident. No.)
     of Incorporation)


              614 Corporate Way, Valley Cottage, New York 10989
              (Address of Principal Executive Offices)  (Zip Code)


                                 (914) 268-5000
             Registrant's telephone number, including area code



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Item 5.  Other Events

     On May 15, 1998, MICROS-TO-MAINFRAMES, INC., a New York corporation (the "Registrant"), entered into a Stock Purchase and Option Agreement (the "Purchase and Option Agreement") with Pivot Technologies, Inc., a Delaware corporation ("Pivot"), and the principal shareholders of Pivot ("Pivot Shareholders"). The Purchase and Option Agreement was consummated on May 18, 1998 (the "Closing"). Pursuant to the Purchase and Option Agreement, the Registrant acquired 19.9% of the issued and outstanding stock of Pivot ("Pivot Shares"), as determined on a fully-diluted basis, after giving effect to the redemption of certain security interests of security holders of Pivot simultaneously with the purchase of the Pivot Shares. The Registrant also received an option (the "Option") to cause the merger ("Merger") of Pivot into a wholly-owned subsidiary of Registrant (the "Merger") pursuant to which the non-Registrant shareholders of Pivot would receive 377,130 shares of Registrant Common Stock, five (5) year warrants to acquire 100,000 shares of Registrant Common Stock at $2.916767 per share, with such warrants becoming first exercisable one-third at the end of each of the first three years after the exercise of the Option, and $337,600 in cash. In consideration for the Option and the Pivot Shares, Registrant paid Pivot (exclusive of the merger consideration payable upon any exercise of the Option) $475,000 at closing, and agreed to make further payments if Pivot is in material compliance with its Business Plan, as defined in the Purchase and Option Agreement, up to an aggregate of $346,000 over a five month period commencing one month after Closing. Registrant further agreed to lend Pivot up to an additional $125,000 in six
(6) equal monthly installments commencing shortly after the Closing. Such loan is payable, without interest, on the first year anniversary of the Closing or the redemption of all of Registrant's interest in Pivot in the event Registrant does not exercise the Option.

      The Option expires fifteen (15) days after the end of the six
(6) month anniversary of the Closing ("Initial Option Period"), subject to extension. The Option period shall be extended for up to three additional one month terms upon the payment of an additional $80,000 prior to the expiration of the Initial Option Period and the commencement of each additional extension period, respectively. If Registrant elects to exercise its Option during such extension period, the cash consideration payable in the event the merger is consummated shall be increased by fifty percent (50%) of the net profits after taxes generated by Pivot, as determined by Registrant's certified public accountants, during the period commencing on the day after the end of the Initial Option Period and ending at the date the Option is exercised. If Registrant extends for each of said three periods but elects prior to the 75th day after the end of the Initial Option Period not to exercise its Option, Pivot will transfer to Registrant, for no additional consideration, shares of Pivot Common Stock so that Registrant will own on an aggregate basis, a 33.4% interest in Pivot on a fully-diluted basis as determined as at the date Registrant elects not to exercise its Option.

      The shares of Registrant Common Stock which the Pivot Shareholders shall receive in connection with the Merger in the event the Registrant exercises its Option shall be subject to a Lock-up Agreement pursuant to which, except for certain limited permitted transfers, have a three year restriction on resale unless sooner registered under the Securities Act of 1933, as amended . Twenty-five percent of the shares subject to the lock-up will be released therefrom on the first anniversary of any Merger, and an additional fifty percent thereof shall be released on the second anniversary thereof.

      In the event Registrant does not exercise its Option, Pivot shall have the right for one hundred eighty days after the option lapses to redeem all of its shares owned by Registrant for 115% of the amount contributed by Registrant as a capital contribution or to extend the Option period. Registrant will have a right to put such shares back to Pivot in the event the Option is not exercised at such time as Pivot receives suitable additional funding. The put price is the greater of (X) 125% of the amount contributed by Registrant as a capital contribution or to extend the Option period, or (Y) in the event the additional financing is equity financing or the issuance of convertible debt, the then fair market value thereof.

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      Registrant and Pivot have also agreed effective as at the
Closing, that Pivot will provide remote network services to such clients of Registrant who desire such services. Registrant will not use any remote network service provider other than Pivot (unless otherwise specifically requested by a client) for generally the term of the Option. The fee charged by Pivot for its services to Registrant clients shall not be greater than that customarily charged by Pivot to its best customers from time to time.


Pivot was incorporated in July, 1997. The principals of Pivot are Anthony Travaglini (Pivot's president and chief executive officer), Robert Cann (director of tactical services) and Alan McCabe
(director of engineering services). Pivot has developed and is continuing development of certain technology used in providing remote managed services with respect to Local and Wide Area Networks, which run the internet protocol. Pivot uses such technology in order to enable it to monitor, report and notify, as well as log network connectivity anomalies, on up to a 24 hour,7 day a week basis for its clients. As Pivot is a start-up company, it has generated nominal revenues through the date hereof.



 (c) Exhibits.

     99.1   Stock Purchase and Option Agreement dated May 15,
1998 by and among the Registrant, Pivot and Pivot Shareholders
("Purchase and Option Agreement").

     99.2  List of Exhibits and Schedules to Purchase and
Option Agreement Actual exhibits are available upon request.

     99.3. Form of Agreement and Plan of Merger by and among the Registrant, Registrant Mergerco and Pivot Shareholders, to be entered into if Option is exercised.

     99.4 Lock-up Agreement dated May 18, 1998 by and among the Registrant and the Pivot Shareholders.

     99.5 Joint Press Release of Registrant and Pivot dated
May 19, 1998.

                               SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    MICROS-TO-MAINFRAMES,INC.
                                      (Registrant)



Date: May 19, 1998              By:
                                      Steven H. Rothman
                                       CEO and President